FORM OF

UNDERWRITING AGREEMENT

Schedule A

Dated November 10, 2012

as amended November 22, 2013

Fund Name	Effective Date
Equinox Chesapeake Strategy Fund	November 10, 2012
Equinox Crabel Two Plus Strategy Fund	November 10, 2012
Equinox Campbell Strategy Fund	November 10, 2012
Equinox U.S. EquityHedge Strategy Fund	November 10, 2012
Equinox BH-DG Strategy Fund	November 22, 2013

The parties hereto agree to amend this Schedule A effective as of the 22nd day of November 2013.

EQUINOX FUNDS TRUST		NORTHERN LIGHTS DISTRIBUTORS, LLC

By:		By:
	Robert J. Enck		Brian Nielsen
	President		President